Exhibit 10.24

EXECUTION VERSION

CONFIDENTIAL TREATMENT REQUESTED UNDER C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.406. [*****] INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST FILED SEPARATELY WITH THE COMMISSION. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE COMMISSION.

AMENDED AND RESTATED

BISPHENOL A SALES CONTRACT

BETWEEN

DOW EUROPE GMBH

AND

STYRON EUROPE GMBH

AMENDED AND RESTATED SALES CONTRACT (this “Contract”)

DOW EUROPE GMBH (“Seller”) agrees to sell to STYRON EUROPE GMBH (“Buyer”) and Buyer agrees to purchase from Seller the Product described in this Contract, according to the TERMS AND CONDITIONS set out below and in the attached GENERAL TERMS AND CONDITIONS (each of Buyer and Seller a “Party”, and collectively, the “Parties”), effective June 17, 2010 (“Effective Date”).

Product	Polycarbonate grade Bisphenol A (parrabis) in molten form

Specification	See attached

Quantity	Minimum [*****] Maximum [*****] (“Maximum Quantity”).

For purposes hereof, “Buyer requirements” shall be limited to Buyer’s facilities at Stade, Germany

If Buyer requests additional volume above the Maximum Quantity, Seller will use reasonable best efforts to provide such volumes, the parties hereto will negotiate in good faith, and such volumes may be provided if the parties hereto can mutually agree upon terms of the additional supply.

Period of Contract	Five (5) years from Effective Date

If Seller terminates this Contract pursuant to the terms hereof. Seller will provide Buyer access to Seller’s infrastructure, including unloading, storage and pipeline throughput, for a fee equal to the economic costs to be determined at the time of termination, of providing access and under commercially reasonable conditions including maximum capacity for storage and unloading consistent with such capacity in use by Buyer at the lime of termination.

Shipment	Pipeline

Price (subject to Section 6 of the General Terms and Conditions hereof)	[*****].

At the end of the [*****] and every [*****] thereafter, upon at least twelve (12) months prior written notice by either Buyer or Seller, Seller and Buyer shall reserve the right to negotiate in good faith a mutually agreeable alternative to the above price mechanism. In the event that the Parties are unable to agree upon an alternative price mechanism within thirty (30) days after initiating negotiations, then Buyer and Seller must elevate the negotiations to senior management of each Party.

If senior management cannot reach agreement within thirty (30) days of elevation, then the pricing negotiation becomes a dispute to be arbitrated by a reputable industry consultant, such as CMAI, to be mutually agreed upon by Buyer and Seller, provided, however, that during periods of such arbitration the price mechanism shall continue under the then current price mechanism until the resolution of such arbitration. Fees and costs for the arbitrator shall be shared equally between Buyer and Seller. The decision by the arbitrator shall be the new price starting on the date the arbitrator issues the decision and shall continue for the next thirty-six (36) month period. For the avoidance of doubt, Section 16 of the General Terms and Conditions of this Contract shall not apply to a pricing dispute pursuant to this paragraph.

In the event any of the indices referenced above ceases publication, stops reporting on Bisphenol A, materially changes its format for price reporting, or modifies the fundamental basis for price reporting, Seller and Buyer reserve the right to negotiate in good faith a mutually agreeable alternative to the above price mechanism. In the event that the Parties are unable to agree upon an alternative price mechanism within thirty (30) days after initiating such negotiations, then Buyer and Seller must elevate the negotiations to senior management of each Party.

If senior management cannot reach agreement within thirty (30) days of elevation, then the pricing negotiation becomes a dispute arising under this Contract and is settled pursuant to Section 16 of the General Terms and Conditions hereof.

Delivery Terms	DDP Buyer’s facility in Stade

Terms of Payment	Consolidated monthly invoice generated at the end of the calendar month [*****]

Storage and Throughput for Product Deliveries	Seller and Buyer agree to use reasonable best efforts to coordinate planned shutdowns of Seller’s Product consuming facilities to optimize downtime and minimize the impact of shutdowns (for scheduled maintenance or otherwise), which shall include cooperation on the supply of Bisphenol A, on the operations of Seller and Buyer, and to communicate with each other on such events with at least sixty (60) days’ notice.

Seller understands Buyer may from time to time need to purchase Product from a third party supplier. In such cases, Seller will work with Buyer to make logistical and delivery infrastructure available for such third party purchases.

Amendment and General Release	The Bisphenol A Sales Contract, dated as of April 1, 2010, between Dow Europe GmbH and Styron Europe GmbH (the “Initial Contract”), is hereby amended and restated in its entirety and shall no longer be in force and effect. Each of the Parties hereto hereby irrevocably, unconditionally and completely releases and discharges the other Party hereto and its respective affiliates, directors, officers, employees, agents, successors and assigns from all current and future rights, claims, causes of action, liabilities and obligations arising under or relating to the Initial Contract, including, without limitation, all claims and payments due thereunder. This release shall be effective as of 11:59p.m. Eastern Daylight Time on June 16, 2010. The Parties hereto hereby agree and acknowledge that there are no payments or other obligations outstanding as of 11:59p.m. Eastern Daylight Time on June 16, 2010 pursuant to the Initial Contract.

[SIGNATURE PAGE FOLLOWS]

This Contract shall come into effect when signed and returned by Buyer to Seller within thirty (30) days of the date of signature by Seller.

DOW EUROPE GMBH		STYRON EUROPE GMBH

BY:	/s/ Stephen Doktycz	BY:	/s/ Stephen Doktycz
NAME:	Stephen Doktycz	NAME:	Stephen Doktycz
TITLE:	Authorized Representative	TITLE:	Authorized Representative

Date Executed: June 17, 2010		Date Executed: June 17, 2010

STYRON EUROPE GMBH

		BY:	/s/ Timothy King
		NAME:	Timothy King
		TITLE:	Authorized Representative

Date Executed: June 17, 2010

[Signature Page to Amended and Restated Bisphenol A Sales Contract (Europe)]

GENERAL TERMS AND CONDITIONS

1.	Interpretation of Trade Terms

Trade terms shall be interpreted in accordance with Incoterms 2000. Title shall pass to Buyer at the same time as the risks of loss or damage under Incoterms 2000. If this Contract does not specify trade terms as defined in Incoterms 2000, title and risk of loss shall pass to Buyer upon delivery into the custody of the carrier. For pipeline deliveries, title to and risk of loss of Product will transfer from Seller to Buyer when Product passes the connecting flange of Seller’s pipeline to the inlet flange of Buyer’s receiving pipeline at delivery point.

2.	Seller’s Commitments

2.1.	Seller undertakes that the Product will at the time of delivery meet Seller’s then current Sales Specifications. Seller will notify Buyer if Sales Specifications are changed. All descriptions, drawings, photographs, illustrations, performance and technical data, dimensions, weights and the like, contained in any promotional or technical literature issued by Seller are subject to variation without notice and are not designed to constitute Sales Specifications.

2.2.	Seller will supply Buyer with current Material Safety Data Sheets (MSDS) regarding the Product.

2.3.	Seller will convey the Product with good title, free from any lawful lien or encumbrance.

3.	Responsible Practices

3.1.	Buyer will (i) familiarise itself with any product literature or information Seller provides under Seller’s product stewardship program, including MSDS, (ii) follow safe handling, use, selling, storage, transportation and disposal practices, including special practices as Buyer’s use of the Product requires and instruct its employees, contractors, agents and customers in these practices and (iii) take appropriate action to avoid spills or other dangers to persons, property or the environment. If Buyer is in default of any of its commitments under this Section, Seller will provide Buyer with thirty (30) days to cure such default. If Buyer does not cure such default within the thirty (30) day period, Seller may suspend Product delivery without liability for thirty (30) days (“Suspension Period”). Upon the end of the Suspension Period, if Buyer has not cured such default, Seller may cancel this Contract on fifteen (15) days notice unless Buyer agrees to indemnify Seller for all losses caused by such failure to comply.

3.2.	Notwithstanding the provisions of Section 5 hereof, Buyer will indemnify Seller for all claims, damages and related costs, including reasonable attorney fees, arising out of Buyer’s non-compliance with any of its commitments under Section 3.1 above.

4.	Patents/Trademarks

Seller warrants only that the manufacture of the Product covered by this Contract does not infringe any Letters Patent of the country of manufacture. Buyer assumes all responsibility for use of any design, trademark, trade name, or part thereof, appearing on the Product at Buyer’s request.

5.	Warranty/Liability

5.1.	The commitments set out in Sections 2 and 4 above are Seller’s sole warranties in respect of the Product. ANY OTHER CONDITION OR WARRANTY AS TO THE QUALITY OF THE PRODUCT SUPPLIED UNDER THIS CONTRACT OR FITNESS FOR ANY PARTICULAR PURPOSE WHETHER ARISING UNDER STATUTE OR OTHERWISE, IS EXCLUDED.

5.2.

Buyer shall inspect the Product supplied under this Contract immediately after delivery. If any of the supplied Product is rejected because of non-conformity to specifications, Buyer shall have the right to return it to Seller only after inspection by Seller and receipt of definite shipping instructions from Seller, such inspection to be made and instructions to be given by Seller within thirty (30) days after notice of rejection by

Buyer. Either (1) failure to give written notice of any claim within thirty (30) days from the date of delivery, or (2) use of the Product supplied under this Contract, constitutes an unqualified acceptance of such Product by Buyer and a waiver by Buyer of all claims in respect of such Product.

5.3.	In the event of any liability by either Party whether arising from breach of contract or from statutes it is agreed that the maximum amount of damages recoverable shall be limited to the contract price for the Product with respect to which damages are claimed. In no event shall either Seller or Buyer be liable for indirect, consequential, special, punitive or exemplary damages in connection with or arising out of this Contract.

6.	Price and Terms

6.1	Seller reserves the right by prior written notice given at any time before shipment, to increase the price under this Contract, if there is any increase in the [*****] or any other causes beyond the control of Seller. If Buyer is of the opinion that any such increase in price is unreasonable, it may object to such increase by written notice given within [*****] ([*****]) days of the date of receipt of seller’s notice; Seller shall then have the option to continue to supply Buyer at the price currently in effect, if willing to do so or to cancel this Contract upon [*****] ([*****]) days’ notice to Buyer in writing; provided, that Buyer shall have the option to continue to purchase Product at the proposed increased price after receipt of such notice (in which case, this Contract shall not be cancelled).

6.2	Seller shall provide Buyer similar pricing as Seller’s customers who are purchasing from Seller Polycarbonate grade bisphenol-A in like volumes and on like terms to those being purchased by Buyer, so that Buyer shall receive no less favourable prices for such polystyrene grade bisphenol-A then made available by Seller to such other customers; provided, however, that any sales to DSM shall not be included in the determination of similar pricing for purposes of this Section 6.2. This Section 6.2 is intended to apply only during a price re-opener as set forth in the Price section of this Contract.

7.	Schedule of Deliveries

Buyer shall attempt to schedule deliveries of the Product uniformly throughout the calendar year. Not more than [*****] percent ([*****]) of the annual Minimum quantity of the Product shall be scheduled for delivery in any calendar month, except with Seller’s prior written consent.

Buyer understands that Seller’s plant is connected by pipeline with Buyer’s plant, and that Seller is not able to maintain inventories of Product in its molten form. Accordingly, Buyer agrees to provide Seller with rolling [*****] ([*****]) month forecasts at the beginning of each month.

8.	Transportation

Where the price provides for absorption by Seller of any portion of the freight charges, or where Seller provides the transportation equipment at its cost, Seller shall have the right to select the means of transportation. Where the price provides for payment by Buyer of any portion of the freight charges, the freight charges will be those in effect at the date of shipment.

9.	Delivery Equipment

During the time that Seller’s delivery equipment is in the possession of Buyer, Buyer shall be liable to Seller for damages or destruction of such equipment attributable to Buyer. All repairs to equipment shall be made under the supervision or direction of Seller.

10.	Force Majeure

In the event of accident, mechanical breakdown of facilities, fire, flood, strike, labour trouble, riot, revolt, war, acts of governmental authority, acts of God, or contingencies beyond the reasonable control of the Party affected, interfering with the performance of this Contract, the quantity of Product provided for in this Contract shall be reduced by the amount so affected without liability, but this Contract shall otherwise remain unchanged. The reasonable decision of the Party affected as to the quantities of Product affected shall be final and binding. The affected Party shall decide at its reasonable discretion on the quantities of Product affected and the allocation of the reduced quantities to be sold or purchased; provided, that during such an event subject to this Section 10, Seller shall treat Buyer in the same manner as all other contract customers for Product.

11.	Governmental Controls

If the price, freight allowance, or terms of payment, or any price increase, or change in freight allowance, or terms of payment under this Contract, or Seller’s ability to make any such increase or change, should be altered or prohibited by reason of any law, government decree, order or regulation, Seller and Buyer agree to address the impacts of such changes in regulatory conditions and attempt to negotiate new terms in good faith. In the event that Seller and Buyer are unable to agree upon how to address the impacts of changes in regulatory conditions within thirty (30) days after initiating such negotiations, then Buyer and Seller must elevate the negotiations to senior management of each Party. If senior management cannot reach agreement within thirty (30) days of elevation, then the pricing negotiation becomes a dispute arising under this Contract and is settled pursuant to Section 16 of the General Terms and Conditions hereof; provided, however, that during periods of such arbitration the existing price mechanism shall continue until the resolution of such arbitration. Fees and costs of the arbitrator shall be shared equally between Buyer and Seller. The decision by the arbitrator shall be the new price starting on the date the arbitrator issues such decision.

12.	Non-performance

12.1	If Buyer fails to make a payment under this Contract within three (3) days following notice by Seller that payment is due, Buyer shall be in default. Upon Buyer’s default Seller may, at its option and without further reminder, recall shipments, and/or decline to make further deliveries against this Contract, except for cash. If Buyer fails to make payment under this Contract following a thirty (30) day notice by Seller, then Seller may treat such failure to cure by Buyer as final refusal to accept further shipments and may cancel this Contract.

12.2	Seller reserves the right, without prejudice to Buyer’s liability to pay on the due date, to charge interest on any overdue balance of a rate equal to the [*****] LIBOR interest for the currency invoiced, as fixed by the British Bankers Association on the last business day of the month preceding the date of payment, plus [*****] percent ([*****%]) points. Such right is in addition and without prejudice to any other rights Seller may have under this Contract.

12.3	If Buyer’s financial responsibility becomes unsatisfactory and Seller deems itself insecure (in each case in Seller’s commercially reasonable judgment), then Seller may, after three (3) day’s prior written notice to Buyer (which shall include the basis for such determination in reasonable detail), defer shipments, accelerate the due dates on all amounts, and/or require cash payments or other security.

12.4	Notwithstanding anything to the contrary in this Sales Contract, Buyer’s sole liability for failure to purchase at least the annual Minimum Quantity in any calendar year (unless due to (i) Seller’s inability to supply or due to a Force Majeure event affecting Buyer, (ii) a failure of Seller to deliver product in accordance with quality specifications, (iii) non-purchases of product at the fault of Seller, or (iv) any shutdown of Seller’s Product consuming facilities) shall be for Buyer to pay Seller as liquidated damages and not as a penalty, the amount of [*****] for each non-purchased MT below the Minimum Quantity of [*****] as liquidated damages and not as a penalty. Such payment shall be due within thirty (30) days after the end of a contract year.

13.	Assignment of Contract and/or Claims

This Contract may not be assigned by Buyer by operation of law or otherwise without the express written consent of Seller, which consent may only be withheld if assignee is determined by Seller to be a competitor of Seller or any of Seller Affiliates’ businesses that are located at the sites subject to this Contract or if Seller deems, in its reasonable discretion, that the assignee’s financial responsibility is unsatisfactory. Any assignment by Buyer must include a prohibition on its assignee restricting any further assignment of this Contract without the consent of Seller. Any attempted assignment without such consent from Seller shall be null and void; provided, however, that either Party hereto shall be permitted to assign this Contract, in full or in part to any wholly owned Affiliate (including assigning some or all of Seller’s obligations hereunder, in which case such Affiliate may effect delivery of the Product and invoice Buyer directly). “Affiliate” means any subsidiary, legal entity, or joint venture in which a Party hereto directly or indirectly holds an ownership interest of at least 50%. This Contract may not be otherwise assigned by Seller to any third party without the consent of Buyer, except any assignment or partial assignment of this Contract does not require consent of Buyer when such assignment is in connection with a sale, conveyance, disposition, divestiture, contribution to a joint venture by Seller of, or a similar transaction, including a merger, consolidation, reorganization or other business combination involving Seller and relating to, all or substantially all of the assets or properties of Seller to which the subject matter of this Contract relates. Upon the assignment of this Contract and the express assumption by the assignee of the assigned obligations of Seller under this Contract through the execution of an assignment and assumption agreement, Seller shall be released from all obligations and liabilities under this Contract. In addition, both Buyer and Seller may assign their respective claims under this Contract to third parties. Agreed quantities and other terms shall not be affected by an assignment.

14.	Non-waiver

Failure to exercise any rights under this Contract upon any occasion shall not waive the right to exercise the same on another occasion.

15.	Severability of Provisions

Should any provision of this Contract be held invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected. Any invalid or unenforceable provision shall be replaced with a new provision which will allow the Parties to this Contract to achieve the intended economic result in a legally valid and effective manner.

16.	Applicable Law

This Contract shall be governed by and construed in accordance with the laws of Switzerland.

The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to this Contract. All disputes arising under this Contract shall be finally settled under the rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with said rules. Arbitration shall take place in Zurich, Switzerland. The language of the arbitration shall be English.

17.	Controlling Terms & Amendments

By ordering any of the Product detailed in this Contract, Buyer agrees to all the terms and conditions contained on both sides of this document which override any additional or different terms or conditions included in Buyer’s purchase order or referred to by Buyer. Any amendments or additions to this Contract shall be valid only if in writing and signed by both Parties.

18.	No Set-off

Regardless of any other rights under any other agreements or mandatory provisions of law, neither Seller nor Buyer shall have the right to set-off any amounts due and payable under this Contract, whether contingent or otherwise, against any amount owed by such Party to the other Party, whether under this Contract or otherwise.

Appendix: Product Specification

Author: GPDIS SYSTEM

THE DOW CHEMICAL COMPANY RAW MATERIAL SPECIFICATION SUPPLIER’S COPY	Page: 1

Date Printed: 15 FEB 2010

SPECIFIED MATERIAL: 00058255-R007	Effective: 16 DEC 2008
Supersedes:

NAME: PARABIS* Resin Intermediate

MATERIAL DESCRIPTION:

        Color: white/light tan

        Odor: mild phenolic

        Appearance/Physical State: solid, flakes, powder

        Description Note:

         WHITE CRYSTALS WITH MILD PHENOLIC ODOR.1

TEST REQUIREMENTS
TEST ITEM AND CONDITION	LIMIT	UNIT	METHOD	N
p,p’-Isomer Content	[*****]	%	DOWM 101430
o,p-Isomer Content	[*****]	%	DOWM 101430
Phenol	[*****]	%	DOWM 101430
Iron	[*****]	ppm	DOWM 100779
Caustic Color, Pt-Co	[*****]		DOWM 101314
Isopropenyl Phenol Components (Sum of Monomer, Dimer & Trimer)	0.015 Nom	%	DOWM 101430

SHELF LIFE
CONTAINER	SHELF LIFE
Bag	12 month

[1]

It is not molten. The PARABIS* that is mixed with the water in Stade is a crystal. When the Epoxy plant supplies BPA to the slurry from big bags produced outside, typically Hexion BPA from Pernis, that material is a prill.

STORAGE:

    Flakes/granules may fuse if under excess heat or compression

    Store in cool, dry place away from high temperatures

Bulk	12 month

STORAGE:

    Store in a dry place

Continued on Next Page

THE DOW CHEMICAL COMPANY RAW MATERIAL SPECIFICATION SUPPLIER’S COPY	Page: 2

SPECIFIED MATERIAL: 00058255-R007	Effective: 16 DEC 2008
NAME: PARABIS* Resin Intermediate

NOTES

1.	Packaging & Labelling:

Unless otherwise specified this product is supplied in Bulk, Bulk bags and 25 kg bags.

Minimum container markings will include:

    The Dow Chemical Company

    Product Name

    Batch Number

    Net Weight

    Appropriate hazard warning information

*	TRADEMARK OF THE DOW CHEMICAL COMPANY

INFORMATION OR DISTRIBUTION RESTRICTED TO THIS SUPPLIER AND THE DOW CHEMICAL COMPANY.

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